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                                                                  EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made on June 27, 1996, effective as of July 1, 1996, between Durakon Industries, Inc., a Michigan corporation (the "Company"), and David W. Wright ("Mr. Wright").


                                    RECITALS

         A. Mr. Wright presently serves as the president of the bedliner operations of the Company.

         B. The Company desires to continue to employ Mr. Wright and to name Mr. Wright as president and chief executive officer of the consolidated Company, and Mr. Wright desires to serve as president and chief executive officer of the consolidated Company, pursuant to the terms of this Agreement.

         Therefore, the parties agree as follows:

1. DUTIES AND NATURE OF EMPLOYMENT. During the Employment Term (as defined in Section 2.1 below), Mr. Wright shall, in accordance with this Agreement, (a) be employed by the Company as president and chief executive officer of the consolidated Company, (b) report directly to the Board of Directors of the Company and (c) devote his working time, attention and best efforts to the business of the Company. The Company shall use its best efforts to have Mr. Wright named as nominee for the office of director of the Company at each annual meeting of shareholders during the Employment Term (as defined below).

2.       TERM.

         2.1 Employment Term. The term of Mr. Wright's employment under this Agreement (the "Employment Term") shall begin on July 1, 1996 and shall continue until terminated in accordance with Section 2.2 of this Agreement. Notwithstanding the termination of the Employment Term pursuant to Section 2.2 below, Mr. Wright's obligations under Sections 6 and 7 shall, according to their terms, survive any termination of Mr. Wright's employment and Mr. Wright and the Company shall in all events be bound by and comply with the provisions of such applicable Sections at all times after such termination.

         2.2 Termination of Employment Term. The Employment Term shall terminate upon the earliest to occur of the following:

         (a)     the death of Mr. Wright, effective as of the date of death;

         (b) the substantial disability of Mr. Wright, as determined by a competent medical doctor selected by the Board of Directors of the Company, for a period of 180 days;
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         (c)     without "Cause", as defined below, upon written notice to Mr.
Wright by the Company, effective as of the date of such notice;

         (d) with "Cause" (defined as gross insubordination, intentional neglect of principal duties, commission of a felony or breach of duty of loyalty in connection with his activities relating to the Company after reasonable advance notice of the alleged "Cause" is given to Mr. Wright by the Company, and Mr. Wright is given a reasonable opportunity to cure or adequately explain the alleged or perceived "Cause"), upon written notice to Mr. Wright by the Company, effective as of the date of such notice;

         (e) upon 90 days prior written notice to the Company by Mr. Wright, if and within 90 days after the Company breaches any material provision of this Agreement, after reasonable advance notice of the alleged breach is given to the Company by Mr. Wright, and the Company is given a reasonable opportunity to cure or adequately explain the alleged or perceived breach;

         (f)     upon 90 days prior written notice to the Company by Mr.
Wright;

         (g) upon Mr. Wright's retirement from the employ of the Company (of which Mr. Wright shall give the Company at least 90 days prior written notice); or

         (h) upon 90 days prior written notice to the Company by Mr. Wright, which notice may only be given by Mr. Wright if, and prior to the end of 6 months after, substantially all of the Company's common stock or assets are sold by the Company to a third party.

         2.3 At Will Employment. While Mr. Wright shall have certain rights upon the termination of his employment, Mr. Wright's employment hereunder shall be terminable at will, with or without Cause, at any time, and Mr. Wright shall have no right to continued employment hereunder.

3. COMPENSATION OF MR. Wright. As full compensation for the services to be rendered by Mr. Wright pursuant to this Agreement, the Company shall pay Mr. Wright, during the Employment Term, the following:

         (a) An annual salary of $225,000, payable in arrears, semi-monthly or otherwise in accordance with the Company's regular payroll procedures. Such salary shall be reviewed by the Compensation Committee of the Board of Directors of the Company (the "Committee") on an annual basis, and may be increased (but not decreased) annually, effective January 1 of each year (or such other date as Mr. Wright and the Company shall agree), to the extent determined by the Committee to be appropriate. Mr. Wright's annual salary may also be increased by the Committee, in its discretion, to compensate him for superior performance.

         (b) Mr. Wright shall be eligible to be paid a bonus, targeted at 50% of his annual base salary, based upon his and the Company's performance of objectives determined by Mr. Wright





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and the Committee, as measured by the Committee.  Mr. Wright shall also be eligible to receive additional bonuses for achieving additional long-term goals, as awarded by the Committee.


4.       FRINGE BENEFITS AND BUSINESS EXPENSES.

         4.1     Fringe Benefits.

         (a) Mr. Wright shall be entitled, during the Employment Term, to receive reimbursement for his monthly dues (but not for initiation fees, assessments or the like) at Warwick Hills Country Club and to receive those benefits generally provided to other officers of the Company from time to time.

         (b) During the Employment Term, the Company shall provide Mr. Wright with a luxury automobile of category and quality similar to that provided to Mr. Wright as of the date hereof equipped with a phone.

         4.2 Business Expenses. The Company shall pay or reimburse Mr. Wright from time to time for all reasonable expenses incurred by Mr. Wright during the Employment Term on behalf of the Company, including expenses of operating his automobile for business purposes; provided that (a) such expenses must be reasonable business expenses which are incurred by Mr. Wright in the normal course of business and (b) Mr. Wright shall supply to the Company itemized accounts or receipts in accordance with the Company's usual accounting procedures.

5.       PAYMENTS UPON CERTAIN TERMINATIONS.

         5.1     Termination of Employment.

         (a) If Mr. Wright's employment with the Company terminates for any reason whatsoever, Mr. Wright (or, if applicable, his legal representative) shall be entitled to receive the pro rata portion of Mr. Wright's earned but unpaid salary under Section 3(a) above and benefits under Section 4 above through the date of termination.

         (b) If Mr. Wright's employment with the Company terminates pursuant to Section 2.2(c) or 2.2(e) above, or if Mr. Wright's employment terminates pursuant to Section 2.2(h) and Mr. Wright is not re-employed by the Company, by the third party which acquires the assets or the common stock of the Company or by any affiliate thereof within one year thereafter, Mr. Wright shall also be entitled to receive, in addition to any payment under Section 5.1(a), an amount equal to 200% of the annual salary then being paid to Mr. Wright by the Company.

         (c) If (i) Mr. Wright's employment with the Company terminates pursuant to Section 2.2(g) above on or after July 1, 2003, (ii) Mr. Wright's retirement is with the consent of the Company's Board of Directors and (iii) Mr. Wright provides such transitional assistance to his successor as the Company's Board of Directors requires, performed to the satisfaction of the





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Company's Board of Directors, then Mr. Wright shall also be entitled to receive, in addition to any payment under Section 5.1(a), an amount equal to 100% of the annual salary then being paid to Mr. Wright by the Company.

         (d)     Notwithstanding anything contained in Section 5.1(b) or in
Section 5.1(c), the Company shall not be obligated to pay to Mr. Wright under either Section 5.1(b) or Section 5.1(c) any amount which shall not be deductible by the Company or which shall subject Mr. Wright to any excise tax under I.R.S. rules and regulations applicable to so-called "golden parachute" payments. If payable, the payment provided for in Section 5.1(b) or in Section 5.1(c) shall be paid to Mr. Wright in a lump sum within 30 days after the termination of his employment (or, in the case of termination of employment pursuant to Section 2.2(h), within 30 days after the expiration of the one-year nonemployment period referred to in Section 5.1(b)), except that if the Company is at such time unable to make a distribution to its shareholders in such amount pursuant to Section 345 of the Michigan Business Corporation Act (or any successor provision), then the Company shall pay such amount to Mr. Wright in equal, consecutive, monthly installments as if Mr. Wright were still employed.

         (e) Upon the termination of Mr. Wright's employment with the Company pursuant to Section 2.2(b), 2.2(c), 2.2(e), 2.2(g) or 2.2(h) above, Mr. Wright shall have the option to purchase from the Company the automobile then provided to him pursuant to Section 4.1(b) at a price equal to the net book value thereof on the Company's books or to purchase a new vehicle from the Company at its cost through an OE vehicle supplier program.

         5.2 Limitation of Termination Payments and Withholding of Taxes. Except as set forth in this Agreement, the termination payments described in this Section 5 shall be in lieu of any termination or severance payments required by Company policy or applicable law (including unemployment compensation) and shall constitute Mr. Wright's exclusive rights and remedies with respect to termination of his employment with the Company. The Company may withhold from any payments under this Section 5 all applicable federal, state, city or other taxes required by applicable law to be so withheld.

6.       CONFIDENTIALITY, NON-COMPETITION AND CONSIDERATION FOR COVENANTS.

         6.1     Confidential Information.

         (a) Mr. Wright shall not, except as required by his duties to the Company, as authorized by the Board of Directors of the Company or as required by law, at any time during or after the termination of his employment with the Company, directly or indirectly use, publish, disseminate, distribute or otherwise disclose any Confidential Information (as defined below). Mr. Wright shall keep all Confidential Information in trust for the use and benefit of the Company. Mr. Wright shall take all reasonable steps necessary or reasonably requested by the Company to ensure that all Confidential Information is kept confidential for the use and benefit of the Company.





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         (b)     Upon termination of his employment by the Company or at any other time the Company may so request, Mr. Wright shall promptly deliver to the Company all materials constituting Confidential Information (including all copies) that are in his possession or under his control and Mr. Wright shall not make or retain any copy of or extract from such materials.

         (c) For purposes of this Section 6.1, "Confidential Information" means any proprietary or confidential information of or relating to the Company that is not generally known in any industry in which the Company is or may become engaged and which is material to the Company. Mr. Wright acknowledges that the Confidential Information of the Company is valuable, special and unique to the business of the Company and on which such business depends, and is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company.

         6.2 Non-Competition. During Mr. Wright's employment by the Company and for two years thereafter, Mr. Wright shall not, either directly or indirectly, through any person or entity:

         (a) Engage in any activities or conduct any businesses which are in competition with the activities engaged in or business conducted by the Company; or

         (b) Hire any person who is then employed by, is a consultant to or is an agent of the Company or who was employed by, a consultant to or an agent of the Company at any time during the three months prior to such date, or encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Company.

         (c) Be engaged by, consult with, or invest in, any person or entity wherever located, which conducts a business in competition with the business of the Company, except that Mr. Wright may, at any time, own stock in a corporation which may be in competition with the Company, whose shares are listed for trading on a national or regional stock exchange or trade on the over-the-counter market, provided that Mr. Wright owns, in the aggregate, fewer than 5% of the issued and outstanding shares of such corporation.

7.       REMEDIES.

         7.1 Injunctive Relief. The covenants and obligations contained in Sections 6.1 and 6.2 above relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of such Sections shall cause irreparable injury to the Company, the amount of which shall be difficult if not impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Mr. Wright and such other persons as the court orders.

         7.2     Cumulative Rights and Remedies.   Rights and remedies provided
by Section 7.1 above are cumulative and are in addition to any other rights and remedies the Company may have at law or equity.





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8.       STOCK OPTIONS.  As of June 27, 1996, subject to approval of the
Company's 1996 Stock Option Plan by the shareholders of the Company at the Company's 1997 annual meeting of shareholders, Mr. Wright is being granted options to purchase 150,000 shares of the Company's common stock, which options shall vest over four years. During the Employment Term, Mr. Wright shall be eligible for such additional stock option grants as may be awarded by the Board of Directors of the Company or by any authorized committee thereof.

9.       MISCELLANEOUS.

         9.1 Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         9.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed to the Company at its principal executive offices or to Mr. Wright at his address as shown in the Company's records. Any such notice or communication shall be deemed to have been given as of the date so mailed.

         9.3 Assignment. Mr. Wright may not assign, transfer or delegate his rights or obligations under this Agreement and any attempt to do so shall be void. Upon any assignment of this Agreement by the Company, the Company shall obtain the written acknowledgement of the assignee or successor that such party is bound by this Agreement. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns and the executors, administrators and other legal representatives of Mr. Wright. The Company may not freely assign this Agreement to other parties, but, instead, may assign this Agreement only to a successor or related entity, with no disruption in the business of Company and no material adverse effect upon Mr. Wright.

         9.4     Counterparts.  This Agreement may be signed in counterparts.

         9.5 Governing Law. This Agreement and any dispute relating to or arising out of the matters covered by this Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters (including validity, construction, effect and performance). Each party hereto consents to, and shall submit to, the jurisdiction of the courts of the State of Michigan and of any Federal court whose district includes Lapeer, Michigan, which shall have exclusive jurisdiction with respect to any action or proceeding, and process in any such action or proceeding may be served in the manner provided by Michigan law for service on foreign corporations or persons.

         9.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.7 Entire Agreement. This Agreement constitutes the entire Agreement, and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement. This Agreement may not be amended or modified except by agreement in





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writing, signed by the party against whom enforcement of any waiver, amendment, modification or discharge is sought.

         IN WITNESS WHEREOF, this Agreement has been signed on the date first written above.

                                        DURAKON INDUSTRIES, INC.,
                                        a Michigan corporation



                                        By:     /s/ Phillip Wm. Fisher
                                           -----------------------------------
                                                Phillip Wm. Fisher
                                                Its:  Chairman




                                                /s/ David W. Wright
                                        --------------------------------------
                                        DAVID W. WRIGHT





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